Exhibit 10.2

EXECUTIVE CLAIMS SETTLEMENT AGREEMENT

This EXECUTIVE CLAIMS SETTLEMENT AGREEMENT (including all exhibits attached hereto, and as may be amended, supplemented or modified in accordance with the terms hereof, this “Agreement”) is entered into as of December 13, 2016 and effective as of the Effective Date (as defined below), by and among, STONE ENERGY CORPORATION, a Delaware corporation, with its principal office located at 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508 (the “Company”) and David Welch, Kenneth Beer, Lisa Jaubert, John Leonard, Eldon J. Louviere, Keith Seilhan, Richard Toothman, Thomas Messonnier, and Florence Ziegler (each, a “Senior Executive” and, collectively, the “Senior Executives” and together with the Company, each a “Party” and, collectively, the “Parties”).

R E C I T A L S

A. The Company intends to file pre-packaged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

B. The pre-packaged plan of reorganization to be filed on the first day (the Petition Date”) of the Chapter 11 Cases (the “Plan”) provides for payment in full of all general unsecured claims;

C. Each of the Senior Executives (other than Messr. Welch) is a participant in either the Stone Energy Corporation Executive Change of Control and Severance Plan or the Stone Energy Corporation Executive Change in Control Severance Policy (collectively, the “CIC/Severance Plan”);

D. Each of the Senior Executives is a participant in the Stone Energy Corporation 2016 Performance Incentive Compensation Plan (the “Performance Bonus Plan”);

E. Certain of the Senior Executives are participants in the Stone Energy Corporation Non-Qualified Deferred Compensation Plan (the “Non-Qualified Plan”);

F. The Company is party to the following employment agreements with certain of the Senior Executives: (a) Letter Agreement dated December 2, 2008 between Stone Energy Corporation and David H. Welch; and (b) Letter Agreement dated August 10, 2016 by and between Stone Energy Corporation and Richard L. Toothman, Jr. (collectively, the “Employment Agreements”);

G. The Company is a party to that certain Letter Agreement dated May 19, 2005 between Stone Energy Corporation and Kenneth H. Beer (the “Beer Agreement”);

H. Among other things, the Plan may result in a change of control of the Company, which, absent entry into this Agreement, could result in enhanced benefits to the Senior Executives under the CIC/Severance Plan or the Beer Agreement, as applicable;

I. As part of the negotiations of the Plan, the Company’s major creditor constituencies required the Company to modify the CIC/Severance Plan, the Performance Bonus Plan, the Non-Qualified Plan, the Employment Agreements, and the Beer Agreement to reduce the potential claims of the Senior Executives thereunder;

J. The Company and the Senior Executives believe that confirmation of the Plan, which would enable the Company to continue operating as a going concern, is in the best interests of the Company and the Senior Executives;

K. Accordingly, after negotiations between the Company and the Senior Executives, and with the support of holders of approximately 85.4% of the outstanding principal amount of the Company’s unsecured notes (the “Consenting Noteholders”), the Company and the Senior Executives have agreed to modify the CIC/Severance Plan, the Performance Bonus Plan, the Non-Qualified Plan, the Employment Agreements, and the Beer Agreement on the terms and subject to the conditions set forth herein;

L. Pursuant to the terms and subject to the conditions set forth herein, the Company and the Senior Executives desire to terminate the CIC/Severance Plan and the Beer Agreement and, as a replacement therefor, adopt the Stone Energy Corporation Executive Severance Plan (the “Executive Severance Plan”), a copy of which is attached hereto as Exhibit A, in which the Senior Executives will be allowed to participate, subject to the terms of the Executive Severance Plan;

M. Pursuant to the terms and subject to the conditions set forth herein, the Company and Messrs. Welch and Toothman desire to amend their Employment Agreements in the form of the amendments attached hereto as Exhibit B (collectively, the “Employment Agreement Amendments”), pursuant to which Messrs. Welch and Toothman will waive any rights to severance under their Employment Agreements in exchange for participation in the Executive Severance Plan;

N. By terminating the CIC/Severance Plan and the Beer Agreement, entering into the Employment Agreement Amendments, and adopting the Executive Severance Plan, the potential aggregate claims the Senior Executives could assert will be reduced from $21,043,620 to $4,553,000;

O. Pursuant to the terms and subject to the conditions set forth herein, the Company desires that the Senior Executives waive their claims related to the Performance Bonus Plan, and in exchange therefor, adopt the Stone Energy Corporation Key Executive Incentive Plan (the “KEIP”), a copy of which is attached hereto as Exhibit C, in which the Senior Executives shall be allowed to participate, subject to the terms of the KEIP;

P. Pursuant to the KEIP, the aggregate incentive bonus claims of the Senior Executives for the fourth quarter of 2016 would be reduced from a maximum level of $3,012,638 (the “Fourth Quarter Bonus Opportunity”) to $0 and any future bonus payments to the Senior Executives under the KEIP would be limited to $2,008,425, which is equal to the target bonus for the Senior Executives under the Performance Bonus Plan for the fourth quarter of 2016;

Q. Pursuant to the terms and subject to the conditions set forth herein, the Company desires to effectuate the assumption of the Non-Qualified Plan (as amended), a copy of which is attached hereto as Exhibit D, in the Chapter 11 Cases; and

R. Pursuant to the terms and subject to the conditions set forth herein, the Company desires to effectuate the assumption of the Employment Agreements, as amended by the Employment Agreement Amendments.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, each of the Parties agrees as follows:

1. Definitions. The following term shall have the following meaning in this Agreement:

“Claims” shall mean any and all claims, causes of action, liabilities, obligations, rights, demands, remedies, suits, debts, setoffs, recoupments, counterclaims, judgments, and damages of any kind whatsoever, whether direct or derivative, matured or unmatured, disputed or undisputed, known or unknown, liquidated or unliquidated, foreseen or unforeseen, discoverable or undiscoverable, fixed or contingent, arising in law, equity, or otherwise.

2. Termination of CIC/Severance Plan and Beer Agreement; Waiver of Claims.

a. Termination of CIC/Severance Plan. The CIC/Severance Plan shall be irrevocably terminated as of the Effective Date, notwithstanding anything to the contrary therein, and the Senior Executives’ rights under the CIC/Severance Plan shall cease as of the Effective Date, including any rights to receive benefits from the Company in connection with any “change of control,” as defined in, and pursuant to the terms of, the CIC/Severance Plan.

b. Termination of Beer Agreement. The Beer Agreement shall be irrevocably terminated as of the Effective Date, notwithstanding anything to the contrary therein, and Messr. Beer’s rights under the Beer Agreement shall cease as of the Effective Date.

c. Waiver of Claims Under CIC/Severance Plan. As of the Effective Date, each Senior Executive (other than Messr. Welch), on behalf of his/herself and his/her successors, heirs, and assigns, hereby irrevocably, unconditionally and without reservation of any kind, waives, generally releases and forever discharges, and covenants not to sue, the Company, and each of its subsidiaries, affiliates, partners, lenders, predecessors, successors and assigns, together with each of their respective current and former agents, officers, directors, members, managers, owners, representatives, partners, employees, attorneys and advisors (in each case, solely in their capacity as such), from and against any and all Claims, arising under, out of, related to, or which could have been asserted in connection with, the CIC/Severance Plan and the performance of obligations thereunder, including, without limitation, all amounts and benefits that could be paid under the CIC/Severance Plan and any amounts owed prior to the Effective Date; provided, however, that nothing in this paragraph shall release any rights or obligations expressly arising under this Agreement or otherwise limit the enforcement of this Agreement.

d. Waiver of Claims Under Beer Agreement. As of the Effective Date, Messr. Beer, on behalf of himself and his successors, heirs, and assigns, hereby irrevocably, unconditionally and without reservation of any kind, waives, generally releases and forever discharges, and covenants not to sue, the Company, and each of its subsidiaries, affiliates, partners, lenders, predecessors, successors and assigns, together with each of their respective current and former agents, officers, directors, members, managers, owners, representatives, partners, employees, attorneys and advisors (in each case, solely in their capacity as such), from and against any and all Claims, arising under, out of, related to, or which could have been asserted in connection with, the Beer Agreement and the performance of obligations thereunder, including, without limitation, all amounts and benefits that could be paid under the Beer Agreement and any amounts owed prior to the Effective Date; provided, however, that nothing in this paragraph shall release any rights or obligations expressly arising under this Agreement or otherwise limit the enforcement of this Agreement.

3. Entry into Employment Agreement Amendments; Waiver of Severance Under Employment Agreements.

a. Entry into Employment Agreement Amendments. As of the Effective Date, the Company and Messrs. Welch and Toothman agree to enter into their respective Employment Agreement Amendments.

b. Waiver of Severance Under Employment Agreement. As of the Effective Date, Messr. Welch on behalf of himself and his successors, heirs, and assigns, hereby irrevocably, unconditionally and without reservation of any kind, waives, generally releases and forever discharges, and covenants not to sue, the Company, and each of its subsidiaries, affiliates, partners, lenders, predecessors, successors and assigns, together with each of their respective current and former agents, officers, directors, members, managers, owners, representatives, partners, employees, attorneys and advisors (in each case, solely in their capacity as such), from and against any and all Claims, arising under, out of, related to, or which could have been asserted in connection with, the payment of severance under his Employment Agreement, including, without limitation, all amounts and benefits that could be paid as severance under such Employment Agreement and any amounts owed prior to the Effective Date; provided, however, that nothing in this paragraph shall release any rights or obligations expressly arising under this Agreement or otherwise limit the enforcement of this Agreement.

4. Adoption of Executive Severance Plan and New Plan Following Emergence.

a. Contemporaneous with the termination of the CIC/Severance Plan and the Beer Agreement and entry into the Employment Agreement Amendments, and in lieu of severance payable thereunder, the Company shall adopt and implement the Executive Severance Plan, and the Senior Executives shall become participants under the Executive Severance Plan, with all rights, benefits, and entitlements provided thereunder, all in accordance with the terms and conditions set forth in the Executive Severance Plan.

b. Following the effective date of a plan of reorganization in the Chapter 11 Cases (the “Emergence Date”), the board of directors of the reorganized Company (the “New Board”) shall retain a compensation consultant to advise on a new change in control severance plan for the Senior Executives (the “New Severance Plan”), following input from the Senior Executives, to be adopted by the New Board no later than one hundred and eighty (180) days following the Emergence Date. Failure to adopt a New Severance Plan shall not be a breach of this Agreement, but shall constitute “Good Reason” as defined in the Executive Severance Plan for participants other than Messrs. Welch, Beer, and Toothman.

5. Waiver of Claims Under Performance Bonus Plan; Adoption of KEIP.

a. Waiver of Claims Under Performance Bonus Plan. Except as provided in this Agreement, as of the Effective Date, each Senior Executive, on behalf of his/herself and his/her successors, heirs, and assigns, hereby irrevocably, unconditionally and without reservation of any kind, waives, generally releases and forever discharges, and covenants not to sue, the Company, and each of its subsidiaries, affiliates, partners, lenders, predecessors, successors and assigns, together with each of their respective current and former agents, officers, directors, members, managers, owners, representatives, partners, employees, attorneys and advisors (in each case, solely in their capacity as such), from and against any and all Claims, arising under, out of, related to, or which could have been asserted in connection with, the Performance Bonus Plan and the performance of obligations thereunder, including, without limitation, the Fourth Quarter Bonus Opportunity and any other amounts owed prior to the Effective Date; provided, however, that nothing in this paragraph shall release any rights or obligations expressly arising under this Agreement or otherwise limit the enforcement of this Agreement.

b. Adoption of KEIP. In exchange for the Senior Executives’ waiver of Claims under the Performance Bonus Plan, the Company shall adopt and implement the KEIP, and the Senior Executives shall become participants under the KEIP, with all rights, benefits, and entitlements provided thereunder, including the right to receive incentives in an aggregate amount that shall not exceed $2,008,425, all in accordance with the terms and conditions set forth in the KEIP.

c. As soon as commercially practicable after the Emergence Date, the New Board shall develop and adopt with the assistance of a compensation consultant, and in consultation with the Senior Executives, a market-based incentive compensation plan.

6. Acknowledgements. Each of the Parties represents, warrants, acknowledges and agrees that:

a. this Agreement has been negotiated and effectuated in good faith, for fair, good and reasonably equivalent valuable consideration and for legitimate business purposes; and

b. the execution and delivery of this Agreement and performance of obligations hereunder will not result in a violation or default under any instrument, contract, agreement or other document to which it is a party.

7. Effectiveness. The Company hereby agrees that it will use its best efforts to file a motion reasonably satisfactory to the Senior Executives in the Chapter 11 Cases, no later than three (3) days following the Petition Date, seeking: (i) approval of this Agreement under Rule 9019 of the Federal Rules of Bankruptcy Procedure and (ii) assumption of the Non-Qualified Plan and the Employment Agreements (as amended by the Employment Agreement Amendments) pursuant to Section 365 of the Bankruptcy Code (the “Approval Motion”). This Agreement shall become enforceable and effective (the “Effective Date”) upon entry of a final non-appealable order by the Bankruptcy Court approving the Approval Motion that is reasonably satisfactory to the Senior Executives and acceptable to the Consenting Noteholders.

8. Representations and Warranties. Each Party represents, warrants, and covenants to each other Party that:

a. it has the full power and authority to execute and deliver this Agreement, and this Agreement will constitute a valid and binding obligation of the Party, enforceable against each other Party in accordance with its terms;

b. the execution and delivery of this Agreement does not require any consent, waiver, approval or authorization of any third party (other than the Bankruptcy Court);

c. it has not assigned, sold or conveyed and will not assign, sell or convey, any Claims released herein;

d. it has conducted its own due diligence as well as undertaken the opportunity to review information, ask questions and receive satisfactory answers concerning the terms and conditions of this Agreement;

e. it possesses the knowledge, experience and sophistication to allow it to fully evaluate and accept the merits and risks of entering into this Agreement;

f. it has read and considered this Agreement carefully; it has discussed this Agreement with its advisors; its advisors have reviewed this Agreement; it has been given a reasonable period of time (as long as it deemed necessary) to consider this Agreement before signing; it fully understands the extent and impact of the provisions of this Agreement; and it has executed this Agreement knowingly and voluntarily and without any coercion, undue influence, threat, or intimidation of any kind whatsoever; and

g. it has not relied upon any representation, either oral or written, made by any other Party in executing this Agreement, other than those specifically set forth herein, and further represents that there have been no representations or inducements of any type or character made by any Party other than those specifically set forth in writing herein.

9. Headings. The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

10. Incorporation of Recitals. Each of the forgoing recitals is agreed and incorporated herein by reference.

11. Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any Party hereto may execute and deliver a counterpart of this Agreement by delivering by facsimile or other electronic transmission a signature page to this Agreement signed by such Party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

12. Entire Agreement. This Agreement sets forth the entire agreement between the Parties as it relates to the subject matter hereof, and replaces and supersedes any and all prior agreements, promises, proposals, representations, understandings and negotiations, written or not, relating to the same.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

14. Governing Law. This Agreement and all disputes arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Louisiana without regard to conflicts of law. All actions or proceedings with respect to this Agreement or any other instrument or document executed in connection herewith shall be instituted in the Bankruptcy Court during the pendency of the Chapter 11 Cases and in the United States District Court for the Western District of Louisiana after the pendency of the Chapter 11 Cases and by execution and delivery of this Agreement, each of the Parties hereto, to the fullest extent permitted by applicable law, unconditionally submits to the exclusive jurisdiction of such courts and irrevocably waives (i) any objection such Party may now or hereafter have to the laying of venue in such courts and (ii) any claim that an action or proceeding brought in any of such courts has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

15. Mutual Drafting. This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

16. Amendment and Modification. Neither this Agreement nor any terms hereof may be amended, changed, waived, discharged, or terminated unless such amendment, change, waiver, discharge or termination is in a writing signed by the Company and each other Party affected by such amendment, change, waiver, discharge or termination.

17. Successors and Assigns. The Parties’ respective rights and obligations under this Agreement shall be binding upon and inure to the benefit and detriment of their respective successors, assigns, heirs and transferees.

18. Cooperation. The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be reasonably necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

19. Further Assurances. Each of the Parties shall, from time to time at the request of another Party hereto, without any additional consideration, furnish such Party with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement, and give effect to the transactions contemplated hereby and thereby.

[signature page follows]

WHEREFORE, intending to be bound hereby, each Party has executed this Agreement as of the date indicated below.

STONE ENERGY CORPORATION		DAVID WELCH

By:	/s/ Kenneth Beer	/s/ David Welch
Its: Executive Vice President and Chief Financial Officer
Date: December 13, 2016

KENNETH BEER		LISA JAUBERT

/s/ Kenneth Beer		/s/ Lisa Jaubert

JOHN LEONARD		ELDON J. LOUVIERE

/s/ John Leonard		/s/ Eldon J. Louviere

KEITH SEILHAN		RICHARD TOOTHMAN

/s/ Keith Seilhan		/s/ Richard Toothman

THOMAS MESSONNIER		FLORENCE ZIEGLER

/s/ Thomas Messonnier		/s/ Florence Ziegler